New York Community Bancorp, Inc. Reports Fourth Quarter And Full Year 2018 Diluted Earnings Per Common Share Of $0.19 And $0.79

COMPANY REPURCHASES 16.8 MILLION SHARES DURING THE FOURTH QUARTER

BOARD OF DIRECTORS DECLARES A $0.17 DIVIDEND PER COMMON SHARE

WESTBURY, N.Y., Jan. 30, 2019 /PRNewswire/ --

Fourth Quarter and Full Year 2018 Summary

Earnings:
    Net income available to common shareholders for the fourth quarter of 2018 was $93.5 million compared to $98.6 million for the third quarter of 2018.
    Non-interest expenses declined $13.5 million, or 9%, to $134.9 million compared to the fourth quarter of 2017; for the full year, non-interest expenses declined $94.8 million, or 15%, to $546.6 million.
    The efficiency ratio was a strong 49.92% for the current quarter and 48.70% for the full year.
    Return on average assets was 0.79% for the current quarter and 0.84% for the full year, while return on average common stockholders' equity was 5.99% for the current quarter and 6.20% for the full year. (1)
    Return on average tangible assets was 0.82% for the current quarter and 0.88% for the full year, while return on average tangible common stockholders' equity was 9.82% for the current quarter and 10.14% for the full year. (1) (2)

Balance Sheet:
    Loans held for investment totaled $40.2 billion up $1.8 billion on a year-over-year basis or 5%.
    Total multi-family loans increased $1.8 billion, up 6% on a year-over-year basis.
    Total commercial and industrial loans, comprised primarily of specialty finance loans, rose $348.3 million or 17% on a year-over-year basis.
    Total deposits grew $1.7 billion or 6% on a year-over-year basis to $30.8 billion.

Net Interest Margin:
    The net interest margin for the quarter, was 2.09%, down seven basis points compared to third quarter 2018.
    Prepayment income added eight basis points to the NIM, while the subordinated notes offering reduced the NIM by three basis points.
    Excluding these two items, the NIM was 2.04%, down four basis points compared to third quarter 2018.

Asset Quality:
    Non-performing assets declined 17% to $56.3 million or 0.11% of total assets compared to the prior quarter.
    Non-performing loans declined 16% to $45.5 million or 0.11% of total loans compared to the prior quarter.
    Net charge-offs for the current quarter were $2.6 million or 0.01% of average loans and consisted of taxi medallion-related loans.
    Excluding taxi medallion-related assets, non-performing assets declined 29.5% to $12.6 million or 0.02% of total assets compared to the prior quarter.

Capital Management:
During the current fourth quarter, the Company repurchased 16.8 million shares of its common stock at an average price of $9.57 per share.

Capital Position at December 31, 2018:
Common Equity Tier 1 Capital Ratio was 10.60%. Tier 1 Risk-Based Capital Ratio was 12.00%. Total Risk-Based Capital Ratio was 14.23%. Leverage Capital Ratio was 8.74%.

(1)

Return on average assets and on average tangible assets are calculated using net income. Return on average common stockholders' equity and on average tangible common stockholders' equity are calculated using net income available to common shareholders.

(2)

"Tangible assets" and "tangible common stockholders' equity" are non-GAAP financial measures. See the discussion and reconciliations of these non-GAAP measures with the comparable GAAP measures on page 9 of this release.

New York Community Bancorp, Inc. (NYSE: NYCB) (the "Company") today reported net income for the three months ended December 31, 2018 of $101.7 million, down from the $106.8 million reported for the three months ended September 30, 2018. Net income available to common shareholders for the three months ended December 31, 2018 was $93.5 million, down from the $98.6 million reported for the three months ended September 30, 2018.

Diluted earnings per common share ("EPS") for the three months ended December 31, 2018 were $0.19 compared to $0.20 for the three months ended September 30, 2018.

For the twelve months ended December 31, 2018, the Company reported net income of $422.4 million, compared to the $466.2 million reported for the twelve months ended December 31, 2017. Net income available to common shareholders in the comparable period was $389.6 million, versus $441.6 million for the twelve months ended December 31, 2017.

Pre-tax income for the twelve months ended December 31, 2018 totaled $557.7 million compared to $668.2 million for the twelve months ended December 31, 2017. Full year 2017 results included an $82.0 million gain on the sale of our covered loan portfolio and mortgage banking operations. Taking this into consideration, pre-tax income for 2017 would have been $586.2 million compared to $557.7 million for 2018.

Commenting on the Company's fourth quarter and full year performance, President and Chief Executive Officer Joseph R. Ficalora stated, "Our fourth quarter and full year 2018 performance largely reflects the successful execution of the strategy we put into place in late 2017. It also is a reflection of the changed regulatory environment since early 2018, which came by way of the passage of the Economic Growth, Regulatory Relief, and Consumer Protection Act. Among other things, the Act re-defines the manner by which banks are designated as a SIFI, by increasing the asset threshold to $250 billion from $50 billion. This is key for the Company as it allows us to resume our balance sheet growth and reduce operating expenses, especially those related to regulatory compliance for SIFI institutions.

"To that end, in 2018, we grew our balance sheet by originating loans with higher coupons than those currently in our loan portfolio, we redeployed over $2.0 billion of cash over the course of the year into higher yielding investment securities, and we reduced our expense base by a significant amount.

"Our loan portfolio increased $1.8 billion or 5% for the full year, surpassing the $40 billion mark at the end of the year and pushing our total assets to just under $52 billion. Loan growth has been, and continues to be driven by our flagship multi-family loan product, which increased 6% during the year and currently stands at just under $30 billion.

"While we expect to continue to grow our loan portfolio at a mid-single digit pace, we continue to adhere to our strict underwriting standards. As witnessed in both our current quarter and full year results, asset quality continues to improve and our credit metrics are among the best in the industry.

"We also continued to redeploy our cash position by reinvesting most of our liquidity into investment securities at better yields.

"We also remain focused on expense controls. Operating expenses declined 15% on a year-over-year basis, and we expect a further decline in our operating expenses in 2019.

"Another positive for us in 2018 has been on the deposit front. It has been a key focus of ours during the year to grow our deposits organically. Fueled by growth in CDs, total deposits increased $1.7 billion or 6% in 2018.

"Lastly, during the fourth quarter, we closed on the previously announced merger of our two subsidiary banks. More importantly we commenced our share repurchase program, buying back nearly 17 million shares during the quarter."

CAPITAL MANAGEMENT

Reflecting our earnings, capital position, and asset quality, the Board of Directors yesterday declared a quarterly cash dividend on the Company's common stock of $0.17 per share. This represents an annualized dividend yield of 6.3% based on the closing price as of January 29, 2019. The dividend is payable on February 26, 2019 to common shareholders of record as of February 12, 2019.

Additionally, during the fourth quarter, the Company initiated a $300 million common share repurchase program. As of December 31, 2018, the Company repurchased 16.8 million shares at an average price of $9.57 per share.

BALANCE SHEET SUMMARY

Total assets at December 31, 2018 were $51.9 billion, a year-over-year increase of $2.8 billion or 6%. Consistent with our strategy, this increase was driven by securities and loan growth which was funded through deposits and to a lesser extent borrowed funds.

Total loans held for investment grew $1.8 billion or 5% from year-end 2017. The majority of this growth was fueled by growth in our flagship multi-family loan portfolio.

During the year, we continued to redeploy our cash position by reinvesting cash into securities. Accordingly, the balance of available-for-sale securities increased $2.1 billion or 60%, to $5.6 billion, including $848.1 million of growth during the fourth quarter of the year.

Total deposits increased $1.7 billion or 6% from year-end 2017, to $30.8 billion, with $445.1 million of this growth occurring during the fourth quarter of 2018. Borrowed funds totaled $14.2 billion at year-end 2018, up $1.3 billion or 10%, compared to year-end 2017.

Loans

Loans held for investment, net totaled $40.0 billion at December 31, 2018, a $1.8 billion or 5% increase from the balance at December 31, 2017. On a linked quarter basis loans held for investment, net increased $327.5 million or 3% on an annualized basis.

Overall loan growth was driven by growth in the Company's multi-family and commercial and industrial ("C&I") loan portfolios. Multi-family loans increased $1.8 billion or 6% to $29.9 billion for the full year.

The C&I portfolio, which largely consists of our specialty finance loans and leases rose $348.3 million or 17% to $2.4 billion on a year-over-year basis. At December 31, 2018, the commercial real estate ("CRE") loan portfolio totaled $7.0 billion, relatively unchanged compared to the third quarter of 2018.

Originations
Loans originated for investment for the twelve months ended December 31, 2018 totaled $10.1 billion (including $2.2 billion originated during fourth quarter 2018), up $1.1 billion or 13% compared to total loan originations of $8.9 billion for the twelve months ended December 31, 2017. For full year 2018, multi-family originations increased 23% compared to full year 2017, while specialty finance originations increased 7%.

Pipeline
The current loan pipeline stands at $1.1 billion. This includes $800 million in multi-family loans, $94 million in CRE loans, and $182 million in specialty finance loans.

Funding

Deposits
Throughout 2018, it has been the Company's strategy to increase deposits organically. To this end, total deposits increased $1.7 billion or 6% on a year-over-year basis to $30.8 billion. On a linked quarter basis, total deposits increased $445.1 million or 6% annualized.

Deposit growth was driven by certificates of deposit ("CDs") and to a lesser extent by growth in non-interest bearing accounts. Compared to the fourth quarter of last year, CDs rose $3.6 billion or 41% to $12.2 billion, while non-interest bearing deposits increased over the same timeframe by $84.6 million or 4% to $2.4 billion.

Borrowed Funds
At December 31, 2018, total borrowed funds increased $1.3 billion or 10% to $14.2 billion compared to the balance at December 31, 2017. The bulk of the year-over-year increase was driven by a $999.2 million or 8% increase in the balance of wholesale borrowings, which consist primarily of borrowings from the Federal Home Loan Bank of New York. The remainder of the increase was due to the Company's issuance in the fourth quarter of $300 million of subordinated notes.

Asset Quality
The Company's already pristine asset quality continued to improve during 2018. Total non-performing assets ("NPAs") declined $33.8 million or 38% on a year-over-year basis to $56.3 million or 0.11% of total assets at December 31, 2018. During the same timeframe, total non-accrual mortgage loans declined $17.0 million or 66% to $8.9 million, while other non-accrual loans, which largely consist of taxi medallion-related loans, decreased $11.2 million or 23%.

Repossessed assets totaled $10.8 million, representing a $5.6 million or 34% decrease compared to the level at December 31, 2017. As with non-accrual loans, the majority of our repossessed assets consist of taxi medallions, which were $8.2 million of total repossessed assets at year-end 2018.

Excluding taxi medallion-related assets, NPAs declined 29.5% to $12.6 million or 0.02% of total assets at December 31, 2018 compared to $17.9 million or 0.03% of total assets at September 30, 2018 and declined 64.2% compared to $35.2 million or 0.07% of total assets at December 31, 2017.

At December 31, 2018, total remaining taxi medallion-related loans were $73.7 million compared to $99.1 million at December 31, 2017.

For the twelve months ended December 31, 2018, the Company recorded net charge-offs of $16.5 million or 0.04% of average loans, down $44.7 million or 73% compared to the $61.2 million or 0.16% of average loans recorded for the twelve months ended December 31, 2017. In both years, the majority of net charge-offs arose primarily from taxi medallion-related loans. In full year 2018, taxi medallion related charge-offs were $12.8 million down 78.5% from the $59.6 million recorded in full year 2017.

EARNINGS SUMMARY FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2018

Net Interest Income
Net interest income for the three months ended December 31, 2018 totaled $247.2 million, down 1% from $249.5 million sequentially. Interest income increased 4% on a linked quarter basis, but this was offset by higher levels of interest expense, which increased 11%. The increased level of interest expense compared to the prior quarter-end was the result of the growth in our CD balances and wholesale borrowings, along with higher interest rates on those balances due to the Federal Reserve having raised interest rates four times over the course of 2018.

For the twelve months ended December 31, 2018, net interest income decreased $99.0 million or 9% to $1.0 billion compared to $1.1 billion for the twelve months ended December 31, 2017. Interest income increased $107.4 million or 6.8% to $1.7 billion compared to $1.6 billion for the twelve months ended December 31, 2017. This increase was largely driven by loan growth and by growth in the securities portfolio as the Company redeployed its cash. This was offset by an increase in interest expense. Interest expense increased $206.4 million or 45.6% to $658.7 million during 2018. The increase was the result of the same factors as those that impacted fourth quarter 2018 net interest income.

Net Interest Margin
The net interest margin ("NIM") for the current fourth quarter was 2.09%, a seven basis point decline compared to the previous quarter. The decline was attributable to higher funding costs driven by four Federal Reserve interest rate increases over the past year. Prepayment income added eight basis points to the NIM, same as in the prior quarter. During the fourth quarter of 2018, the Company raised $300 million of subordinated notes with a coupon of 5.90%. This reduced the NIM by three basis points. Excluding the impact of the prepayments and the subordinated notes offering to net interest income, the fourth quarter NIM would have been 2.04%, down only four basis points compared to the prior quarter.

For the twelve months ended December 31, 2018, the NIM was 2.25% down 34 basis points compared to the 2.59% recorded for the twelve months ended December 31, 2017. Prepayment income added 11 basis points to this year's NIM, compared to 13 basis points in 2017.

Provision for Loan Losses
The provision for loan losses for the fourth quarter of 2018 was $2.8 million, up $1.6 million or 131% compared to the third quarter of this year.

For the twelve months ended December 31, 2018, the Company reported a provision for loan losses of $18.3 million, down $42.7 million or 70% compared to $60.9 million for the twelve months ended December 31, 2017. In the third quarter of 2017, the Company recorded a $44.6 million provision for loan losses, related largely to its taxi medallion portfolio.

Also in 2017, the Company recovered $23.7 million on certain pools of acquired loans covered by FDIC loss-sharing agreements. The recovery was largely offset by FDIC indemnification expenses of $19.0 million recorded in "Non-interest income." During the third quarter of 2017, the Company sold its covered loan portfolio. Accordingly, the Company no longer has any covered loans and related FDIC loss share receivable on its balance sheet.

Non-Interest Income
Non-interest income during the fourth quarter of 2018 was $23.1 million compared to $22.9 million for the third quarter of 2018. The current fourth quarter included a net loss on securities of $1.2 million compared to a net loss of $41,000 in the prior quarter.

For the twelve months ended December 31, 2018, non-interest income fell $125.3 million or 57.8% to $91.6 million compared to $216.9 million for the twelve months ended December 31, 2017. Full year 2017 included items related to the sale of our covered loan portfolio and the sale of our mortgage banking business. This included an $82.0 million gain on the sale of covered loans and mortgage banking operations and $19.0 million of FDIC indemnification expense. Additionally, we recorded $19.3 million of mortgage banking income during the twelve months ended December 31, 2017 and a $29.9 million net gain on securities compared to a net loss of $2.0 million in 2018.

Non-Interest Expense
Total non-interest expense for the fourth quarter of 2018 was $134.9 million, relatively unchanged from the $134.4 million reported in the third quarter of 2018, but down $13.5 million or 9% compared to the fourth quarter of 2017. The year-over-year improvement was driven by a $6.8 million or 8% decrease in compensation and benefits expense and a $7.2 million or 17% decrease in general and administrative expense. The efficiency ratio for the fourth quarter was 49.92%.

Total non-interest expense for the twelve months ended December 31, 2018 was $546.6 million, down $94.8 million or 14.8% compared to the $641.4 million reported for the twelve months ended December 31, 2017. The year-over-year improvement was the result of a $46.2 million or 12.7% decrease in compensation and benefits expense and by a $49.5 million or 27.7% decrease in general and administrative expense. This was driven by the sale of our mortgage banking business and lower regulatory compliance-related costs. The efficiency ratio for full year 2018 increased modestly to 48.70% compared to 47.61% for full year 2017.

Income Taxes
Income tax expense for the three months ended December 31, 2018 totaled $30.9 million, up modestly compared to the $30.0 million reported for the three months ended September 30, 2018 and up $22.5 million or 268% compared to the three months ended December 31, 2017. In the year-ago quarter, the Company recorded a one-time tax benefit of $42.0 million due to the passage of the Tax Cuts and Jobs Act in December of 2017. The effective tax rate for the current fourth quarter was 23.27% compared to 21.95% in the prior quarter and 5.8% compared to the year-ago quarter.

For the twelve months ended December 31, 2018, income tax expense declined $66.8 million or 33.0% to $135.3 million compared to the twelve months ended December 31, 2017. The effective tax rate for full year 2018 was 24.25% compared to 30.23% for full year 2017.

About New York Community Bancorp, Inc.
Based in Westbury, NY, New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank. At December 31, 2018, the Company reported assets of $51.9 billion, loans of $40.2 billion, deposits of $30.8 billion, and stockholders' equity of $6.7 billion.

Reflecting our growth through a series of acquisitions, the Company operates 252 branches through eight local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, and Atlantic Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona.

Post-Earnings Release Conference Call
The Company will host a conference call on Wednesday, January 30, 2019, at 8:30 a.m. (Eastern Time) to discuss its fourth quarter 2018 performance. The conference call may be accessed by dialing (877) 407-8293 (for domestic calls) or (201) 689-8349 (for international calls) and asking for "New York Community Bancorp" or "NYCB." A replay will be available approximately three hours following completion of the call through 11:59 p.m. on February 3, 2019 and may be accessed by calling (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing the following conference ID: 13685972. In addition, the conference call will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on February 27, 2019.

Cautionary Statements Regarding Forward-Looking Information
This earnings release and the associated conference call may include forwardâ€?looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals.

Forwardâ€?looking statements are typically identified by such words as "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project," and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forwardâ€?looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forwardâ€?looking statements. Furthermore, because forwardâ€?looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forwardâ€?looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from nonâ€?financial institutions; our ability to obtain the necessary shareholder and regulatory approvals of any acquisitions we may propose; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control.

More information regarding some of these factors is provided in the Risk Factors section of our Form 10â€?K for the year ended December 31, 2017 and in other SEC reports we file. Our forwardâ€?looking statements may also be subject to other risks and uncertainties, including those we may discuss in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC's website, www.sec.gov.

- Financial Statements and Highlights Follow -

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION
	December 31,	December 31,
	2018	2017
	(unaudited)
(in thousands, except share data)
Assets
Cash and cash equivalents	$ 1,474,955	$ 2,528,169
Securities:
Available-for-sale	5,613,520	3,531,427
Equity investments with readily
determinable fair values, at fair value	30,551	-
Total securities	5,644,071	3,531,427
Loans held for sale	-	35,258
Mortgage loans held for investment:
Multi-family	29,904,063	28,092,182
Commercial real estate	7,000,990	7,324,852
One-to-four family	446,413	477,244
Acquisition, development, and construction	407,875	435,707
Total mortgage loans held for investment	37,759,341	36,329,985
Other loans:
Commercial and industrial	2,397,784	2,049,498
Other loans	8,783	8,488
Total other loans held for investment	2,406,567	2,057,986
Total loans held for investment	40,165,908	38,387,971
Less: Allowance for loan losses	(159,820)	(158,046)
Loans held for investment, net	40,006,088	38,229,925
Total loans, net	40,006,088	38,265,183
Federal Home Loan Bank stock, at cost	644,590	603,819
Premises and equipment, net	346,179	368,655
Goodwill	2,436,131	2,436,131
Other assets	1,347,362	1,390,811
Total assets	$ 51,899,376	$ 49,124,195
Liabilities and Stockholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$ 11,530,049	$ 12,936,301
Savings accounts	4,643,260	5,210,001
Certificates of deposit	12,194,322	8,643,646
Non-interest-bearing accounts	2,396,799	2,312,215
Total deposits	30,764,430	29,102,163
Borrowed funds:
Wholesale borrowings	13,553,661	12,554,500
Junior subordinated debentures	359,508	359,179
Subordinated notes	294,697	-
Total borrowed funds	14,207,866	12,913,679
Other liabilities	271,845	312,977
Total liabilities	45,244,141	42,328,819
Stockholders' equity:
Preferred stock at par $0.01 (5,000,000 shares authorized):
Series A (515,000 shares issued and outstanding)	502,840	502,840
Common stock at par $0.01 (900,000,000 shares authorized; 490,439,070 and 489,072,101
shares issued; and 473,536,604 and 488,490,352 shares outstanding, respectively)	4,904	4,891
Paid-in capital in excess of par	6,099,940	6,072,559
Retained earnings	297,202	237,868
Treasury stock, at cost (16,902,466 and 581,749 shares, respectively)	(161,998)	(7,615)
Accumulated other comprehensive loss, net of tax:
Net unrealized (loss) gain on securities available for sale, net of tax	(10,534)	39,188
Net unrealized loss on the non-credit portion of other-than-
temporary impairment losses, net of tax	(6,042)	(5,221)
Pension and post-retirement obligations, net of tax	(71,077)	(49,134)
Total accumulated other comprehensive loss, net of tax	(87,653)	(15,167)
Total stockholders' equity	6,655,235	6,795,376
Total liabilities and stockholders' equity	$ 51,899,376	$ 49,124,195

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2018	2018	2017	2018	2017

(in thousands, except per share data)
Interest Income:
Mortgage and other loans	$ 375,307	$ 368,264	$ 346,515	$ 1,467,944	$ 1,417,237
Securities and money market investments	67,565	56,880	43,855	221,729	165,002
Total interest income	442,872	425,144	390,370	1,689,673	1,582,239

Interest Expense:
Interest-bearing checking and money market accounts	48,726	44,497	27,567	167,972	98,980
Savings accounts	7,818	7,325	7,378	28,994	28,447
Certificates of deposit	61,085	51,249	28,569	182,383	102,355
Borrowed funds	78,007	72,567	55,882	279,329	222,454
Total interest expense	195,636	175,638	119,396	658,678	452,236
Net interest income	247,236	249,506	270,974	1,030,995	1,130,003
Provision for losses on loans	2,770	1,201	2,926	18,256	60,943
Recovery of losses on covered loans	-	-	-	-	(23,701)
Net interest income after provision for (recovery of)
loan losses	244,466	248,305	268,048	1,012,739	1,092,761

Non-Interest Income:
Fee income	7,709	7,237	7,776	29,765	31,759
Bank-owned life insurance	7,828	7,302	5,963	28,252	27,133
Mortgage banking income	-	-	-	-	19,337
Net (loss) gain on securities	(1,184)	(41)	1,009	(1,994)	29,924
FDIC indemnification expense	-	-	-	-	(18,961)
Gain on sale of covered loans and mortgage banking operations	-	-	-	-	82,026
Other income	8,720	8,424	10,595	35,535	45,662
Total non-interest income	23,073	22,922	25,343	91,558	216,880

Non-Interest Expense:
Operating expenses:
Compensation and benefits	74,924	78,283	81,734	317,496	363,698
Occupancy and equipment	25,796	24,401	25,368	100,107	98,963
General and administrative	34,226	31,749	41,382	129,025	178,557
Total operating expenses	134,946	134,433	148,484	546,628	641,218
Amortization of core deposit intangibles	-	-	-	-	208
Total non-interest expense	134,946	134,433	148,484	546,628	641,426
Income before income taxes	132,593	136,794	144,907	557,669	668,215
Income tax expense	30,854	30,022	8,386	135,252	202,014
Net Income	101,739	106,772	136,521	422,417	466,201
Preferred stock dividends	8,207	8,207	8,207	32,828	24,621
Net income available to common shareholders	$ 93,532	$ 98,565	$ 128,314	$ 389,589	$ 441,580

Basic earnings per common share	$ 0.19	$ 0.20	$ 0.26	$ 0.79	$ 0.90
Diluted earnings per common share	$ 0.19	$ 0.20	$ 0.26	$ 0.79	$ 0.90

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF CERTAIN GAAP AND NON-GAAP FINANCIAL MEASURES
(unaudited)

While stockholders' equity, total assets, and book value per share are financial measures that are recorded in accordance with U.S. generally accepted accounting principles ("GAAP"), tangible stockholders' equity, tangible assets, and tangible book value per share are not.  Nevertheless, it is management's belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications for the following reasons:

  Tangible stockholders' equity is an important indication of the Company's ability to grow organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies.
  Returns on average tangible assets and average tangible stockholders' equity are among the profitability measures considered by current and prospective investors, both independent of, and in comparison with, the Company's peers.
  Tangible book value per share and the ratio of tangible stockholders' equity to tangible assets are among the capital measures considered by current and prospective investors, both independent of, and in comparison with, its peers.

Tangible stockholders' equity, tangible assets, and the related non-GAAP profitability and capital measures should not be considered in isolation or as a substitute for stockholders' equity, total assets, or any other profitability or capital measure calculated in accordance with GAAP.  Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

The following table presents reconciliations of our common stockholders' equity and tangible common stockholders' equity, our total assets and tangible assets, and the related GAAP and non-GAAP profitability and capital measures at or for the three months ended December 31, 2018, September 30, 2018, and December 31, 2017 and for the twelve months ended December 31, 2018 and 2017:

	At or for the			At or for the
	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(dollars in thousands)	2018	2018	2017	2018	2017
Total Stockholders' Equity	$ 6,655,235	$ 6,794,015	$ 6,795,376	$ 6,655,235	$ 6,795,376
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)
Preferred stock	(502,840)	(502,840)	(502,840)	(502,840)	(502,840)
Tangible common stockholders' equity	$ 3,716,264	$ 3,855,044	$ 3,856,405	$ 3,716,264	$ 3,856,405

Total Assets	$ 51,899,376	$ 51,246,654	$ 49,124,195	$ 51,899,376	$ 49,124,195
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,184)
Tangible assets	$ 49,463,245	$ 48,810,523	$ 46,688,064	$ 49,463,245	$ 46,688,064

Average Common Stockholders' Equity	$ 6,244,977	$ 6,301,525	$ 6,253,482	$ 6,280,081	$ 6,204,142
Less: Average goodwill and CDI	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,184)
Average tangible common stockholders' equity	$ 3,808,846	$ 3,865,394	$ 3,817,351	$ 3,843,950	$ 3,767,958

Average Assets	$ 51,779,002	$ 50,608,283	$ 48,175,046	$ 50,213,340	$ 48,624,882
Less: Average goodwill and CDI	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,184)
Average tangible assets	$ 49,342,871	$ 48,172,152	$ 45,738,915	$ 47,777,209	$ 46,188,698

Net Income Available to Common Shareholders	$ 93,532	$ 98,565	$ 128,314	$ 389,589	$ 441,580
Add back: Amortization of CDI, net of tax	-	-	-	-	125
Adjusted net income available to common shareholders	$ 93,532	$ 98,565	$ 128,314	$ 389,589	$ 441,705

GAAP MEASURES:
Return on average assets (1)	0.79%	0.84%	1.13%	0.84%	0.96%
Return on average common stockholders' equity (2)	5.99	6.26	8.21	6.20	7.12
Book value per common share	$ 12.99	$ 12.83	$ 12.88	$ 12.99	$ 12.88
Common stockholders' equity to total assets	11.85	12.28	12.81	11.85	12.81

NON-GAAP MEASURES:
Return on average tangible assets (1)	0.82%	0.89%	1.19%	0.88%	1.01%
Return on average tangible common stockholders' equity (2)	9.82	10.20	13.45	10.14	11.72
Tangible book value per common share	$ 7.85	$ 7.86	$ 7.89	$ 7.85	$ 7.89
Tangible common stockholders' equity to tangible assets	7.51	7.90	8.26	7.51	8.26

(1)

To calculate return on average assets for a period, we divide net income generated during that period by average assets recorded during that period. To calculate return on average tangible assets for a period, we adjust net income generated during that period by adding back the amortization of CDI, net of tax, and then divide that adjusted net income by average tangible assets recorded during that period.

(2)

To calculate return on average common stockholders' equity for a period, we divide net income available to common shareholders generated during that period by average common stockholders' equity recorded during that period. To calculate return on average tangible common stockholders' equity for a period, we adjust net income available to common shareholders generated during that period by adding back the amortization of CDI, net of tax, and then divide that adjusted net income by average tangible common stockholders' equity recorded during that period.

Although they are not calculated in accordance with GAAP, we believe that our non-GAAP earnings are an important indication of our ability to generate earnings through our fundamental business operations. Since they exclude the effects of certain items which the Company does not view as its related to its fundamental business operations (in this case, the aforementioned gain on the sale of our covered loan portfolio and mortgage banking operations which occurred during the year-ended December 31, 2017), we believe that our non-GAAP earnings provide useful supplemental information to both management and investors in evaluating our financial performance for the twelve months ended December 31, 2017.

Our non-GAAP earnings should not be considered in isolation or as a substitute for GAAP earnings which are calculated in accordance with GAAP. Moreover, the manner in which we calculate our non-GAAP earnings may differ from that of other companies also reporting non-GAAP results.

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
LINKED-QUARTER AND YEAR-OVER-YEAR COMPARISONS
(unaudited)

	For the Three Months Ended
	December 31, 2018				September 30, 2018				December 31, 2017
	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
(dollars in thousands)
Assets:
Interest-earning assets:
Mortgage and other loans, net	$ 39,776,600	$ 375,307	3.77%		$ 39,465,876	$ 368,264	3.73%		$ 37,651,895	$ 346,515	3.68%
Securities	5,878,349	57,098	3.88		5,279,319	49,084	3.71		3,792,557	35,628	3.75
Interest-earning cash and cash equivalents	1,849,838	10,467	2.24		1,557,465	7,796	1.99		2,410,081	8,227	1.35
Total interest-earning assets	47,504,787	442,872	3.73		46,302,660	425,144	3.67		43,854,533	390,370	3.56
Non-interest-earning assets	4,274,215				4,305,623				4,320,513
Total assets	$ 51,779,002				$ 50,608,283				$ 48,175,046
Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Interest-bearing checking and money
market accounts	$ 11,602,054	$ 48,726	1.67%		$ 11,732,410	$ 44,497	1.50%		$ 12,304,413	$ 27,567	0.89%
Savings accounts	4,743,586	7,818	0.65		4,872,126	7,325	0.60		5,166,477	7,378	0.57
Certificates of deposit	11,731,234	61,085	2.07		10,740,927	51,249	1.89		8,595,905	28,569	1.32
Total interest-bearing deposits	28,076,874	117,629	1.66		27,345,463	103,071	1.50		26,066,795	63,514	0.97
Borrowed funds	14,046,944	78,007	2.20		13,704,208	72,567	2.10		12,374,681	55,882	1.79
Total interest-bearing liabilities	42,123,818	195,636	1.84		41,049,671	175,638	1.70		38,441,476	119,396	1.23
Non-interest-bearing deposits	2,631,408				2,488,674				2,665,971
Other liabilities	275,959				265,573				311,277
Total liabilities	45,031,185				43,803,918				41,418,724
Stockholders' equity	6,747,817				6,804,365				6,756,322
Total liabilities and stockholders' equity	$ 51,779,002				$ 50,608,283				$ 48,175,046
Net interest income/interest rate spread		$ 247,236	1.89%			$ 249,506	1.97%			$ 270,974	2.33%
Net interest margin			2.09%				2.16%				2.48%
Ratio of interest-earning assets to
interest-bearing liabilities			1.13	x			1.13	x			1.14	x

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
YEAR-OVER-YEAR COMPARISON
(unaudited)

	For the Twelve Months Ended December 31,
	2018				2017
	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
(dollars in thousands)
Assets:
Interest-earning assets:
Mortgage and other loans, net	$ 39,122,724	$ 1,467,944	3.75%		$ 38,400,003	$ 1,417,237	3.69%
Securities	4,819,789	184,136	3.82		3,986,722	148,429	3.72
Interest-earning cash and cash equivalents	1,955,837	37,593	1.92		1,227,137	16,573	1.35
Total interest-earning assets	45,898,350	1,689,673	3.68		43,613,862	1,582,239	3.63
Non-interest-earning assets	4,314,990				5,011,020
Total assets	$ 50,213,340				$ 48,624,882
Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Interest-bearing checking and money
market accounts	$ 12,033,213	$ 167,972	1.40%		$ 12,787,703	$ 98,980	0.77%
Savings accounts	4,902,728	28,994	0.59		5,170,342	28,447	0.55
Certificates of deposit	10,236,599	182,383	1.78		8,164,518	102,355	1.25
Total interest-bearing deposits	27,172,540	379,349	1.40		26,122,563	229,782	0.88
Borrowed funds	13,454,912	279,329	2.08		12,836,919	222,454	1.73
Total interest-bearing liabilities	40,627,452	658,678	1.62		38,959,482	452,236	1.16
Non-interest-bearing deposits	2,550,163				2,782,155
Other liabilities	252,804				279,466
Total liabilities	43,430,419				42,021,103
Stockholders' equity	6,782,921				6,603,779
Total liabilities and stockholders' equity	$ 50,213,340				$ 48,624,882
Net interest income/interest rate spread		$ 1,030,995	2.06%			$ 1,130,003	2.47%
Net interest margin			2.25%				2.59%
Ratio of interest-earning assets to
interest-bearing liabilities			1.13	x			1.12	x

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(dollars in thousands except share and per share data)	2018	2018	2017	2018	2017
PROFITABILITY MEASURES:
Net income	$ 101,739	$ 106,772	$ 136,521	$ 422,417	$ 466,201
Net income available to common shareholders	93,532	98,565	128,314	389,589	441,580
Basic earnings per common share	0.19	0.20	0.26	0.79	0.90
Diluted earnings per common share	0.19	0.20	0.26	0.79	0.90
Return on average assets	0.79%	0.84%	1.13%	0.84%	0.96%
Return on average tangible assets (1)	0.82	0.89	1.19	0.88	1.01
Return on average common stockholders' equity	5.99	6.26	8.21	6.20	7.12
Return on average tangible common stockholders'
equity (1)	9.82	10.20	13.45	10.14	11.72
Efficiency ratio (2)	49.92	49.35	50.11	48.70	47.61
Operating expenses to average assets	1.04	1.06	1.23	1.09	1.32
Interest rate spread	1.89	1.97	2.33	2.06	2.47
Net interest margin	2.09	2.16	2.48	2.25	2.59
Effective tax rate	23.27	21.95	5.79	24.25	30.23
Shares used for basic common EPS computation	484,036,552	488,476,340	487,217,383	487,287,872	487,073,951
Shares used for diluted common EPS computation	484,036,552	488,476,340	487,217,383	487,287,872	487,073,951
Common shares outstanding at the respective
period-ends	473,536,604	490,341,864	488,490,352	473,536,604	488,490,352

(1)	See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 9 of this release.
(2)	We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

	Dec. 31,	Sept. 30,	Dec. 31,
	2018	2018	2017
CAPITAL MEASURES:
Book value per common share	$ 12.99	$ 12.83	$ 12.88
Tangible book value per common share (1)	7.85	7.86	7.89
Common stockholders' equity to total assets	11.85%	12.28%	12.81%
Tangible common stockholders' equity to tangible assets (1)	7.51	7.90	8.26

(1)	See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 9 of this release.

	Dec. 31,	Sept. 30,	Dec. 31,
	2018	2018	2017
REGULATORY CAPITAL RATIOS: (1)
New York Community Bancorp, Inc.
Common equity tier 1 ratio	10.60%	11.07%	11.36%
Tier 1 risk-based capital ratio	12.00	12.48	12.84
Total risk-based capital ratio	14.23	13.90	14.32
Leverage capital ratio	8.74	9.26	9.58
New York Community Bank
Common equity tier 1 ratio	13.10%	13.06%	13.43%
Tier 1 risk-based capital ratio	13.10	13.06	13.43
Total risk-based capital ratio	13.54	13.46	13.86
Leverage capital ratio	9.58	9.61	10.06

(1)

The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 capital ratio of 6.50%; a tier 1 risk-based capital ratio of 8.00%; a total risk-based capital ratio of 10.00%; and a leverage capital ratio of 5.00%.

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
				Dec. 31, 2018
				compared to
	Dec. 31,	Sep. 30,	Dec. 31,	Sep. 30,	Dec. 31,
	2018	2018	2017	2018	2017
(in thousands, except share data)	(unaudited)	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$1,474,955	$1,731,754	$2,528,169	-15%	-42%
Securities:
Available-for-sale	5,613,520	4,764,283	3,531,427	18%	59%
Equity investments with readily determinable fair values, at fair value	30,551	31,724	-	-4%	NM
Total securities	5,644,071	4,796,007	3,531,427	18%	60%
Loans held for sale	-	-	35,258	NM	NM
Mortgage loans held for investment:
Multi-family	29,904,063	29,566,170	28,092,182	1%	6%
Commercial real estate	7,000,990	7,036,315	7,324,852	-1%	-4%
One-to-four family	446,413	456,626	477,244	-2%	-6%
Acquisition, development, and construction	407,875	433,877	435,707	-6%	-6%
Total mortgage loans held for investment	37,759,341	37,492,988	36,329,985	1%	4%
Other loans:
Commercial and industrial	2,397,784	2,336,183	2,049,498	3%	17%
Other loans	8,783	9,100	8,488	-3%	3%
Total other loans held for investment	2,406,567	2,345,283	2,057,986	3%	17%
Total loans held for investment	40,165,908	39,838,271	38,387,971	1%	5%
Less: Allowance for losses on loans	(159,820)	(159,655)	(158,046)	0%	1%
Loans held for investment, net	40,006,088	39,678,616	38,229,925	1%	5%
Total loans, net	40,006,088	39,678,616	38,265,183	1%	5%
Federal Home Loan Bank stock, at cost	644,590	654,939	603,819	-2%	7%
Premises and equipment, net	346,179	352,518	368,655	-2%	-6%
Goodwill	2,436,131	2,436,131	2,436,131	0%	0%
Other assets	1,347,362	1,596,689	1,390,811	-16%	-3%
Total assets	$51,899,376	$51,246,654	$49,124,195	1%	6%

Liabilities and Stockholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$11,530,049	$11,559,687	$12,936,301	0%	-11%
Savings accounts	4,643,260	4,826,845	5,210,001	-4%	-11%
Certificates of deposit	12,194,322	11,409,974	8,643,646	7%	41%
Non-interest-bearing accounts	2,396,799	2,522,778	2,312,215	-5%	4%
Total deposits	30,764,430	30,319,284	29,102,163	1%	6%
Borrowed funds:
Wholesale borrowings	13,553,661	13,481,000	12,554,500	1%	8%
Junior subordinated debentures	359,508	359,422	359,179	0%	0%
Subordinated notes	294,697	-	-	NM	NM
Total borrowed funds	14,207,866	13,840,422	12,913,679	3%	10%
Other liabilities	271,845	292,933	312,977	-7%	-13%
Total liabilities	45,244,141	44,452,639	42,328,819	2%	7%
Stockholders' equity:
Preferred stock at par $0.01 (5,000,000 shares authorized):
Series A (515,000 shares issued and outstanding)	502,840	502,840	502,840	0%	0%
Common stock at par $0.01 (900,000,000 shares authorized; 490,439,070,
490,439,070 and 489,072,101 shares issued; and 473,536,604,
490,341,864 and 488,490,352 shares outstanding, respectively)	4,904	4,904	4,891	0%	0%
Paid-in capital in excess of par	6,099,940	6,091,749	6,072,559	0%	0%
Retained earnings	297,202	286,763	237,868	4%	25%
Treasury stock, at cost (16,902,466, 97,206, and 581,749 shares, respectively)	(161,998)	(1,177)	(7,615)	NM	NM
Accumulated other comprehensive loss, net of tax:
Net unrealized(loss)gain on securities available for sale, net of tax	(10,534)	(29,859)	39,188	-65%	NM
Net unrealizedloss on the non-credit portion of other-than-temporary
impairment losses, net of tax	(6,042)	(6,042)	(5,221)	0%	16%
Pension and post-retirement obligations, net of tax	(71,077)	(55,163)	(49,134)	29%	45%
Total accumulated other comprehensiveloss, net of tax	(87,653)	(91,064)	(15,167)	-4%	478%
Total stockholders' equity	6,655,235	6,794,015	6,795,376	-2%	-2%
Total liabilities and stockholders' equity	$51,899,376	$51,246,654	$49,124,195	1%	6%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)
(unaudited)
				Dec. 31, 2018
	For the Three Months Ended			compared to
	Dec. 31,	Sep. 30,	Dec. 31,	Sep. 30,	Dec. 31,
	2018	2018	2017	2018	2017
(in thousands, except per share data)
Interest Income:
Mortgage and other loans	$375,307	$368,264	$346,515	2%	8%
Securities and money market investments	67,565	56,880	43,855	19%	54%
Total interest income	442,872	425,144	390,370	4%	13%

Interest Expense:
Interest-bearing checking and money market accounts	48,726	44,497	27,567	10%	77%
Savings accounts	7,818	7,325	7,378	7%	6%
Certificates of deposit	61,085	51,249	28,569	19%	114%
Borrowed funds	78,007	72,567	55,882	7%	40%
Total interest expense	195,636	175,638	119,396	11%	64%
Net interest income	247,236	249,506	270,974	-1%	-9%
Provision for losses on loans	2,770	1,201	2,926	131%	-5%

Net interest income after provision for
loan losses	244,466	248,305	268,048	-2%	-9%

Non-Interest Income:
Fee income	7,709	7,237	7,776	7%	-1%
Bank-owned life insurance	7,828	7,302	5,963	7%	31%
Net (loss) gain on securities	(1,184)	(41)	1,009	NM	NM
Other income	8,720	8,424	10,595	4%	-18%
Total non-interest income	23,073	22,922	25,343	1%	-9%

Non-Interest Expense:
Operating expenses:
Compensation and benefits	74,924	78,283	81,734	-4%	-8%
Occupancy and equipment	25,796	24,401	25,368	6%	2%
General and administrative	34,226	31,749	41,382	8%	-17%
Total operating expenses	134,946	134,433	148,484	0%	-9%
Total non-interest expense	134,946	134,433	148,484	0%	-9%

Income before taxes	132,593	136,794	144,907	-3%	-8%
Income tax expense	30,854	30,022	8,386	3%	268%
Net Income	$ 101,739	$ 106,772	$ 136,521	-5%	-25%
Preferred stock dividends	8,207	8,207	8,207	0%	0%
Net Income available to common shareholders	$93,532	$98,565	$128,314	-5%	-27%

Basic earnings per common share	$0.19	$0.20	$0.26	-5%	-27%
Diluted earnings per common share	$0.19	$0.20	$0.26	-5%	-27%

Dividends per common share	$0.17	$0.17	$0.17	0%	0%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

The following tables summarize the contribution of loan and securities prepayment income on the Company's interest income and net interest margin for the periods indicated.

	For the Three Months Ended						Dec. 31, 2018 compared to
	Dec. 31,		Sep. 30,		Dec. 31,		Sep. 30,		Dec. 31,
	2018		2018		2017		2018		2017
(dollars in thousands)

Total Interest Income	$442,872		$425,144		$390,370		4%		13%

Prepayment Income:
Loans	$9,101		$8,288		$10,078		10%		-10%
Securities	353		1,037		1,387		-66%		-75%
Total prepayment income	$9,454		$9,325		$11,465		1%		-18%

GAAP Net Interest Margin	2.09%		2.16%		2.48%		-7	bp	-39	bp
Less:
Prepayment income from loans	8	bp	7	bp	9	bp	1	bp	-1	bp
Prepayment income from securities	-		1		2		-1	bp	-2	bp
Plus:
Subordinated debt issuance	3		-		-		3	bp	3	bp
Total prepayment income contribution to
and subordinated debt impact on net interest margin	5	bp	8	bp	11	bp	-3	bp	-6	bp

Adjusted Net Interest Margin (non-GAAP)	2.04%		2.08%		2.37%		-4	bp	-33	bp

	For the Twelve Months Ended
	Dec. 31,		Dec. 31,
	2018		2017		Change (%)
(dollars in thousands)

Total Interest Income	$1,689,673		$1,582,239		7%

Prepayment Income:
Loans	$44,949		$47,004		-4%
Securities	4,957		8,130		-39%
Total prepayment income	$49,906		$55,134		-9%

GAAP Net Interest Margin	2.25%		2.59%		-34	bp
Less:
Prepayment income from loans	10	bp	11	bp	-1	bp
Prepayment income from securities	1		2		-1	bp
Plus:
Subordinated debt issuance	-		-		0	bp
Total prepayment income contribution to
and subordinated debt impact on net interest margin	11	bp	13	bp	-2	bp

Adjusted Net Interest Margin (non-GAAP)	2.14%		2.46%		-32	bp

While our net interest margin, including the contribution of prepayment income and the impact from our recent subordinated notes offering, is recorded in accordance with GAAP, adjusted net interest margin, which excludes the contribution of prepayment income and the impact from the sub-note offering, is not.  Nevertheless, management uses this non-GAAP measure in its analysis of our performance, and believes that this non-GAAP measure should be disclosed in our earnings releases and other investor communications for the following reasons:

1.

Adjusted net interest margin gives investors a better understanding of the effect of prepayment income and other items on our net interest margin. Prepayment income in any given period depends on the volume of loans that refinance or prepay, or securities that prepay, during that period. Such activity is largely dependent on external factors such as current market conditions, including real estate values, and the perceived or actual direction of market interest rates.

2.	Adjusted net interest margin is among the measures considered by current and prospective investors, both independent of, and in comparison with, our peers.

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

LOANS ORIGINATED FOR INVESTMENT
(unaudited)
				Dec. 31, 2018
	For the Three Months Ended			compared to
	Dec. 31,	Sep. 30,	Dec. 31,	Sep. 30,		Dec. 31,
	2018	2018	2017	2018		2017
(in thousands)
Mortgage Loans Originated for Investment:
Multi-family	$1,278,514	$1,566,861	$2,038,298	-18%		-37%
Commercial real estate	233,367	301,414	346,918	-23%		-33%
One-to-four family residential	4,900	5,025	8,160	-2%		-40%
Acquisition, development, and construction	12,293	15,233	21,644	-19%		-43%
Total mortgage loans originated for investment	1,529,074	1,888,533	2,415,020	-19%		-37%

Other Loans Originated for Investment:
Specialty Finance	524,104	509,165	547,732	3%		-4%
Other commercial and industrial	101,104	140,452	122,905	-28%		-18%
Other	1,077	839	789	28%		37%
Total other loans originated for investment	626,285	650,456	671,426	-4%		-7%
Total Loans Originated for Investment	$2,155,359	$2,538,989	$3,086,446	-15%		-30%

	For the Twelve Months Ended
	Dec. 31,	Dec. 31,
	2018	2017	Change (%)
(in thousands)
Mortgage Loans Originated for Investment:
Multi-family	$6,621,808	$5,377,600	23%
Commercial real estate	966,731	1,039,105	-7%
One-to-four family residential	12,624	124,763	-90%
Acquisition, development, and construction	56,651	77,153	-27%
Total mortgage loans originated for investment	7,657,814	6,618,621	16%

Other Loans Originated for Investment:
Specialty Finance	1,917,048	1,784,549	7%
Other commercial and industrial	478,619	511,416	-6%
Other	4,116	3,159	30%
Total other loans originated for investment	2,399,783	2,299,124	4%
Total Loans Originated for Investment	$10,057,597	$8,917,745	13%

The following table provides certain information about the Company's multi-family and CRE loan portfolios at the respective dates:
				Dec. 31, 2018
	At or For the Three Months Ended			compared to
	Dec. 31,	Sep. 30,	Dec. 31,	Sep. 30,		Dec. 31,
	2018	2018	2017	2018		2017
(dollars in thousands)
Multi-Family Loan Portfolio:
Loans outstanding	$29,904,063	$29,566,170	$28,092,182	1%		6%
Percent of total held-for-investment loans	74.5%	74.2%	73.2%	30	bp	130	bp
Average principal balance	$6,067	$5,950	$5,790	2%		5%
Weighted average life (in years)	2.6	2.9	2.6	-10%		0%

Commercial Real Estate Loan Portfolio:
Loans outstanding	$7,000,990	$7,036,315	$7,324,852	-1%		-4%
Percent of total held-for-investment loans	17.4%	17.7%	19.1%	-30	bp	-170	bp
Average principal balance	$6,070	$5,857	$5,691	4%		7%
Weighted average life (in years)	2.7	3.0	3.0	-10%		-10%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

ASSET QUALITY SUMMARY
(unaudited)

The following table presents the Company's non-performing loans and assets at the respective dates:

				Dec. 31, 2018
				compared to
	Dec. 31,	Sep. 30,	Dec. 31,	Sep. 30,	Dec. 31,
(in thousands)	2018	2018	2017	2018	2017
Non-Performing Assets:
Non-accrual mortgage loans:
Multi-family	$4,220	$5,236	$11,078	-19%	-62%
Commercial real estate	3,021	4,547	6,659	-34%	-55%
One-to-four family residential	1,651	1,665	1,966	-1%	-16%
Acquisition, development, and construction	-	-	6,200	NM	NM
Total non-accrual mortgage loans	8,892	11,448	25,903	-22%	-66%
Other non-accrual loans (1)	36,614	42,624	47,779	-14%	-23%
Total non-performing loans	45,506	54,072	73,682	-16%	-38%
Repossessed assets (2)	10,794	13,765	16,400	-22%	-34%
Total non-performing assets	$56,300	$67,837	$90,082	-17%	-38%

(1) Includes $35.5 million, $41.3 million and $46.7 million of non-accrual taxi medallion-related loans at December 31, 2018,
September 30, 2018 and December 31, 2017, respectively.
(2) Includes $8.2 million, $8.6 million and $8.2 million of repossessed taxi medallions at December 31, 2018, September 30, 2018 and December 31, 2017, respectively.

The following table presents the Company's asset quality measures at the respective dates:

		Dec. 31,	Sep. 30,	Dec. 31,
		2018	2018	2017
Non-performing loans to total
loans		0.11%	0.14%	0.19%
Non-performing assets
to total assets		0.11	0.13	0.18
Allowance for loan losses to
non-performing loans		351.21	295.26	214.50
Allowance for loan losses to
total loans		0.40	0.40	0.41

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

The following table presents the Company's loans 30 to 89 days past due at the respective dates:

				Dec. 31, 2018
				compared to
	Dec. 31,	Sep. 30,	Dec. 31,	Sep. 30,	Dec. 31,
	2018	2018	2017	2018	2017
(in thousands)
Loans 30 to 89 Days Past Due:
Multi-family	$ -	$288	$1,258	NM	NM
Commercial real estate	-	567	13,227	NM	NM
One-to-four family residential	9	1,967	585	NM	-98%
Other (1)	555	831	2,719	-33%	-80%
Total loans 30 to 89 days past due	$ 564	$3,653	$17,789	-85%	-97%

(1) Includes $530,000, $534,000 and $2.7 million of taxi medallion loans at December 31, 2018,
September 30, 2018 and December 31, 2017, respectively.

The following table summarizes the Company's net charge-offs (recoveries) for the respective periods:

	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2018	2018	2017	2018	2017
(dollars in thousands)
Charge-offs:
Multi-family	$ -	$ -	$ -	$ 34	$ 279
Commercial real estate	-	-	-	3,191	-
One-to-four family residential	-	-	-	-	96
Acquisition, development, and
construction	-	-	-	2,220	-
Other (1)	3,192	2,301	4,772	12,897	62,975
Total charge-offs	3,192	2,301	4,772	18,342	63,350

Recoveries:
Multi-family	$ -	$ -	$ -	$ -	($28)
Commercial real estate	-	(7)	(10)	(137)	(408)
One-to-four family residential	-	-	-	-	-
Acquisition, development, and
construction	(22)	(6)	-	(127)	(169)
Other	(565)	(91)	(964)	(1,596)	(1,558)
Total recoveries	(587)	(104)	(974)	(1,860)	(2,163)

Net charge-offs	$ 2,605	$ 2,197	$ 3,798	$ 16,482	$ 61,187

Net charge-offs to average loans (2)	0.01%	0.01%	0.01%	0.04%	0.16%

(1) Includes taxi medallion loans of $3.2 million, $2.3 million, and $4.8 million, respectively, for the three months ended December 31, 2018, September 30, 2018, and December 31, 2017 and
$12.8 million and $59.6 million, respectively, for the twelve months ended December 31, 2018 and 2017.
(2) Three months ended presented on a non-annualized basis.

Investor/Media Contact:	Salvatore J. DiMartino
(516) 683-4286